Exhibit 99.1

FOR IMMEDIATE RELEASE

JULY 2, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY COMPLETES ACQUISITION OF CLEARFIELD ENERGY, INC.

Partnership Expands Crude and Condensate Midstream Services to Utica Shale Play

DALLAS — July 2, 2012 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today announced that the Partnership has completed its previously announced acquisition of privately held Clearfield Energy, Inc. for approximately $210 million in cash. Clearfield is a 125-year-old crude oil, condensate and water services company with operations in Ohio, Kentucky and West Virginia.  It is expected that the acquisition will be immediately accretive to distributable cash flow.

“The Clearfield acquisition positions Crosstex in the rapidly developing Utica and Marcellus shale plays and provides us with a substantial growth platform in a new geographic area,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Our core capabilities and strong financial position empower us to leverage these well-positioned assets and solid operations to accelerate future value creation. This represents a significant addition to our crude and condensate business, and our initial entry into salt water disposal. We also anticipate we will take advantage of natural gas gathering and processing opportunities that we plan to develop in the area.

“We welcome Clearfield’s talented employees into the Crosstex family. Clearfield’s assets have a rich legacy and we look forward to upholding the company’s strong tradition of outstanding customer service as we pursue the opportunities ahead of us together,” Davis added.

The assets currently handle approximately 300,000 barrels per month of crude and condensate in Ohio, Kentucky and West Virginia. They include a 4,500-barrel-per-hour crude oil barge-loading terminal on the Ohio River; a 28,000-barrel-per day crude oil rail-loading terminal on the Ohio Central Railroad network that Crosstex expects to expand to a 56,000-barrel-per-day facility by year-end 2012; and 200 miles of crude oil pipelines in Ohio and West Virginia. The assets also include more than 500,000 barrels of above ground storage, six brine water disposal wells with two additional wells under development and an extensive truck fleet with a capacity of 35,000 barrels per day. Crosstex also acquired more than 2,500 miles of unused right of way for future expansions.

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About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,500 miles of pipeline, 10 processing plants and four fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 22 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements regarding the Partnership and Clearfield Energy, Inc. and the expected impact of the transaction, including the expected financial results for the Partnership. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. We therefore caution you against relying on any of these forward-looking statements. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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